EXHIBIT 99.1

               Access National Plans to Open 2 New Banking Centers


     RESTON, Va.--(BUSINESS WIRE)--Oct. 18, 2006--Access National Corporation (NASDAQ:ANCX), holding company for Access National Bank, reported it has filed applications with the Office of the Comptroller of the Currency to open two new Banking Centers in the communities of Leesburg and Manassas, Virginia.

     Upon the successful approval and opening of the offices, the bank will have a total of five full service Banking Centers. The Banking Centers of Access National are fully staffed with personnel that provide commercial lending, cash management, private banking and residential mortgage lending services. The proposed offices came available due to the consolidation activity of a recently acquired community bank and are located at 300 Fort Evans Road NE, Suite 103, Leesburg Virginia, and 11670 Sudley Manor Drive, Manassas, Virginia.

     Subject to regulatory approval and other routine occupancy approval requirements, the offices are expected to open in December 2006 or January 2007.

     Access National Corporation is the parent company of Access National Bank, an independent, nationally chartered bank. The Bank, established in December 1999, serves the business community in the Washington D.C. Metropolitan area with a full suite of financial services and an emphasis on electronic banking. Additional information is available on our website at www.AccessNationalBank.com. The shares of Access National Corporation are traded on the NASDAQ Global Market under the symbol "ANCX".

     This press release contains "forward-looking statements" within the meaning of the federal securities laws. These statements may be identified by the use of words such as "may", "could", "expect", "believe", anticipate", "intend", "plan" or variations thereof. These forward-looking statements may contain information related to those matters such as the Company's intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company's operations and business environment, which are difficult to predict and beyond control of the company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward looking statements, please refer to the Company's Annual Report on Form 10-K and other SEC filings.


     CONTACT: Access National Corporation
              Michael Clarke, 703-871-2100